Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TCW Funds, Inc.:

We consent to the incorporation by reference in this Proxy Statement/Prospectus and the Statement of Additional Information, constituting parts of this Registration Statement to be filed on or about May 30, 2008 in Form N-14 (“N-14 Registration Statement”) of our reports dated December 21, 2007 relating to the financial statements and financial highlights of TCW Funds, Inc., including TCW Equities Fund and TCW Focused Equities Fund, appearing in the Annual Reports on Form N-CSR of TCW Funds, Inc. for the year ended October 31, 2007 and to the references to us under the headings “Representations and Warranties” and “Financial Highlights” in the Prospectus/Proxy Statement, which is part of such N-14 Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

May 30, 2008